Exhibit 10.13

Service Agreement

26 May 2011

GC Aesthetics Management Limited

and

Barry Hatt

Table of Contents

1	Definitions and Interpretation	1

2	Employment	2

3	Term	3

4	Duties	3

5	Hours of Work	4

6	Place of Work	4

7	Remuneration	4

8	Expenses	6

9	Holidays	6

10	Incapacity	7

11	Termination	8

12	Confidentiality and Inventions Assignment	10

13	Post-Termination Provisions	10

14	Acknowledgement of the Appointee	10

15	Notices	11

16	Disclosures	11

17	Miscellaneous	11

i

This Agreement is made the 26th May 2011.

Between:

(1)	GC Aesthetics Management Limited an Employer incorporated in Ireland whose head quarters are at, Suite 601, Q House, Furze Road, Sandyford, Dublin 18, Ireland (the “Company”); and

(2)	Barry Hatt of 6 Park Lane, Sandymount, Dublin 4, Ireland (the “Appointee”).

Now it is hereby agreed as follows:

1	Definitions and Interpretation

1.1	In this Agreement:

“Board”	means the board of directors of GCAL as constituted from time to time and includes any committee of the board of directors of GCAL duly appointed to it from time to time.

“Budget Targets”	means the annual budget targets applicable to the Appointee for each financial year of GCAL, as established by the Board or the Remuneration Committee from year to year;

“Businesses”

means all and any trades or other commercial activities:

(i)     which the Company or any Group Company shall carry on with a view to profit and with which the Appointee shall have been concerned or involved to any material extent at any time during his employment under this Agreement; or

(ii)    which the Company or any Group Company shall at the Termination Date have determined to carry on with a view to profit in the immediate or foreseeable future and in relation to which the Appointee shall at the Termination Date possess any confidential business information;

“Competitive Business”	means, without express or implied limitation, any entity in the business of manufacturing, marketing, distribution or sale of (a) breast implants and/or (b) any product or service sold by the Company or in development by the Company at any time prior to the termination of the Appointee’s employment;

“Effective Date”	means 1 April 2011;

“GCAL”	means Global Consolidated Aesthetics Limited, a company registered in Ireland with registered number 450181;

“Remuneration Committee”	means the remuneration committee of the Board as constituted from time to time;

“Group”	means GCAL and all subsidiary undertakings (as defined in The European Communities (Companies Group Accounts) Regulations 1992) of GCAL from time to time;

“Group Company”	means a member of the Group;

“Incapacity”	means any illness (including mental disorder), injury or other like cause incapacitating the Appointee from attending to his duties;

“Restricted Area”	means any country in the world where, on the Termination Date, the Company or any Group Company produces, develops, sells, markets or supplies its products or services;

“Share Option Plan”	means the Share Option Plan established by resolution of the Board Plan” on 6 October 2010;

“Term”	means the term of the appointment of the Appointee pursuant to this Agreement commencing on the Effective Date and terminating on the Termination Date; and

“Termination Date”	means the date on which this Agreement is terminated irrespective of the cause or manner.

1.2	Words importing one gender shall include all other genders and words importing the singular shall include the plural and vice versa.

1.3	Any reference to a statutory provision shall be deemed to include a reference to any statutory modification or re-enactment thereof.

1.4	The headings in this Agreement are for convenience only and shall not affect its construction or interpretation.

2	Employment

2.1	With effect from the Effective Date, the Company shall employ the Appointee, and the Appointee shall serve as Chief Operating Officer of GCAL upon the terms and subject to the conditions herein contained herein.

2.2	The Appointee shall report directly to the Chief Executive Officer of the Group (“CEO”).

2.3	The Appointee hereby warrants that he will not by virtue of entering into this Agreement, be in breach of any express or implied terms of any contract with, or of any other obligation to, any third party binding upon him and that the Company and any Group Company may employ him upon and subject to the terms and conditions set out in this Agreement without being liable to any other party for so doing.

2.4	The Company and the Appointee agree that this Agreement shall replace the original service agreement entered into between the Company and the Appointee on 30 May 2008 with effect from the Effective Date.

3	Term

The appointment of the Appointee by the Company shall continue indefinitely from the Effective Date until terminated by the Company or the Appointee in accordance with Clause 11.

4	Duties

4.1	The Appointee shall at all times during the Term:

(a)	devote the whole of his time, attention and ability to the duties of his appointment;

(b)	faithfully, efficiently, competently and diligently perform such duties and exercise such powers consistent with them as are from time to time assigned to him or in connection with the Businesses;

(c)	obey all lawful and reasonable directions of the Board and the CEO;

(d)	use his best endeavours to promote and extend the Businesses and to protect and further the reputation and the interests of the Company and any Group Company;

(e)	keep the CEO and/or Board promptly and fully informed (in writing if so requested) of his conduct of the business or affairs of the Company and any Group Company and provide such explanations as the CEO and/or the Board may require; and

(f)	not at any time knowingly make any untrue or misleading statement relating to the Company or any Group Company.

4.2	The Appointee shall (without further remuneration) if and for so long as the Company requires during the continuance of this Agreement;

(a)	carry out duties on behalf of any Group Company;

(b)	act as an officer of any Group Company or hold any other appointment or office as nominee or representative of the Company or any Group Company; and

(c)	carry out such duties and the duties attendant on any such appointment as if they were duties to be performed on behalf of the Company.

4.3	Notwithstanding the foregoing or any other provision of this Agreement, the Company shall not be under any obligation to vest in or assign to the Appointee any powers or duties and may at any time and for any period either require the Appointee to perform:

(a)	a part only of his normal duties and no other;

(b)	such duties as it may reasonably require and no others; or

(c)	no duties whatsoever;

or suspend or exclude the Appointee from the performance of his duties, provided that throughout any such period the Appointee’s remuneration and contractual benefits shall not cease to be payable by reason thereof.

5	Hours of Work

The Appointee shall work normal business hours, from 9am to 5 pm from Monday to Friday, excluding public holidays. The Appointee shall work such hours as may be necessary for the proper discharge of his duties and shall not be entitled to receive any additional remuneration for work outside normal business hours.

6	Place of Work

6.1	The Appointee shall carry out his duties at such place of business of the Company or any Group Company as the Company may from time to time require in Dublin, Ireland, or such other place as the Company and the Appointee may agree, provided that the Appointee shall not be required to work outside of Ireland for a continuous period of more than one (working day) month and in aggregate by more than three (working day) months in any one calendar year, unless there are exceptional business circumstances the requirements for which to be agreed in advance between the parties.

6.2	The Appointee shall visit and travel to such places, whether in or outside of Ireland by such means and on such occasions as the Company may from time to time require for the purpose only of performing his duties hereunder.

7	Remuneration

7.1

The Company shall pay to the Appointee during the continuance of his appointment during the Term a base salary of Three Hundred and Sixty Thousand Euro (€360,000.00) per annum (“Base Annual Salary”), (or at such higher rate as may from time to time be agreed pursuant to sub-Clause 7.3) subject to the deduction of employee income, social taxes and any other taxes, levies or withholdings imposed by law. Such salary shall include any sums receivable as director’s fees (if applicable) or other remuneration from any Group Company or from any other company or unincorporated body in which he holds office as nominee or representative of the Company or any Group Company. The said salary, which shall be deemed to accrue from day to day, shall be payable in arrears by bank credit transfer in equal monthly instalments on the last working day of each calendar month.

7.2	In addition to the Base Annual Salary, the Company shall provide the Appointee with an annual motor car allowance of Twenty Five Thousand Euro (€25,000) subject always to any such allowance being subject to deduction of taxes, social insurance costs and any other taxes, levies of withholdings imposed by law.

7.3	The salary payable in accordance with sub-Clause 7.1 may be reviewed by the Remuneration Committee on the anniversary of the Effective Date or at the start of each financial year of GCAL, and the salary may be increased by the Remuneration Committee with effect from such date by such amount (if any) as it thinks fit.

7.4	The Appointee hereby authorises the Company to deduct from his remuneration (which shall include salary whether in lieu of notice or otherwise) any debt owed by the Appointee to the Company or any Group Company, including but without limitation the balance outstanding of any loans (including interest where appropriate) advanced by the Company to the Appointee.

7.5	The Appointee shall be invited to participate in the Group’s Executive Bonus Scheme. In addition to the Base Annual Salary, where the actual performance of the Group exceeds the Budget Targets for any financial year, the Remuneration Committee shall award the Appointee a bonus (the “Executive Bonus”) to be paid in one or more instalments in the year following the year upon which the bonus calculation is based. Any payment under the Executive Bonus scheme shall be subject to deduction of taxes, social insurance costs and any other levies or withholdings imposed by law.

7.6	The Executive Bonus shall be calculated as follows:

(a)	where the Budget Targets are achieved for any financial year the Executive Bonus shall equal 50% of the Base Annual Salary in that financial year:

(b)	where the Budget Targets are exceeded by 10% or more for any financial year the Executive Bonus shall equal 100% of the Base Annual Salary in that financial year; and

(c)	where the Budget Targets are exceeded by 20% or more for any financial year the Executive Bonus shall equal 150% of the Base Annual Salary of that financial year.

7.7	The Board or the Remuneration Committee may award the Appointee any other bonus at its discretion.

7.8	The Appointee shall participate in a group pension scheme. The Company’s contribution shall be limited to 26% of €300,000 (the “Pensionable Salary”) such Pensionable Salary to increase from time to time as agreed by the Board or any committee appointed by the Board or GCAL.

7.9	The Appointee will be entitled to Health Insurance equivalent to VHI Plan E or an equivalent Health Insurance Allowance. Any Benefit in Kind (“BIK”) taxes will be for the Appointee’s account and any such allowance shall be subject to deduction of taxes, social insurance costs and any other levies or withholdings imposed by law. Such health insurance cover shall apply to the Appointee, his spouse or partner and children under the age of 21.

7.10	The Appointee will be provided with free parking at the head quarters of the Company in Dublin, being his place of work, subject to deduction of any taxes and any other levies or withholdings imposed by law in respect of such parking space.

7.11	As part of the provision of pension benefits, the Appointee will be provided with Life Assurance, being equivalent to the cover of €1,000,000.

7.12	As part of the provision of pension benefits, the Appointee shall be provided with Long Term Illness Insurance (also known as Permanent Health Insurance or PHI) for Incapacity in excess of six months, being 66% of the Base Annual Salary subject to any cap in the market for PHI. The terms of the PHI plan shall be as negotiated by the Company or GCAL, under terms and conditions acceptable to the Company.

7.13	The Appointee shall be eligible for participation in the Share Option Plan.

7.14	If the Company or GCAL considers it necessary or desirable for the Appointee to become or remain a member of a professional body in connection with the Appointee’s employment it shall be a term of his employment that he maintains such membership provided that the Company shall pay the relevant subscription fee on behalf of the Appointee.

8	Expenses

The Company shall reimburse to the Appointee all reasonable travelling, subsistence, entertainment and other out-of-pocket expenses wholly, exclusively and necessarily incurred by him in or about the proper performance of his duties under this Agreement provided that the Appointee complies with such guidelines or regulations issued by the Company from time to time in this respect and provides reasonable evidence of the expenditure in respect of which he claims reimbursement. The Company will provide the Appointee with a corporate credit card, professional subscriptions and other devices or facilities required to carry out his duties under this Agreement.

9	Holidays

9.1	Subject to sub-Clause 9.2, in addition to public holidays the Appointee is entitled to 25 working days paid holiday in each calendar year (excluding national holidays) to be taken at such time or times as may be approved by the CEO and/or Board, as appropriate. The Appointee shall not without the prior consent of the CEO and/or Board, as appropriate, carry forward any days of unused holiday entitlement to a subsequent year. Holidays shall accrue on a daily basis.

9.2	On termination of his appointment for whatever reason, the Appointee shall either be entitled to pay in lieu of holiday entitlement accrued under sub-Clause 9.1 or be required to repay to the Company any salary received for holiday taken in excess of such entitlement. The basis for calculating the payment and repayment shall be 1/253 of the Appointee’s annual salary for each day.

10	Incapacity

10.1	If the Appointee shall be prevented by Incapacity or sickness from properly performing his duties hereunder he shall report this fact forthwith to the Board and if the Appointee is so prevented for three or more consecutive days he shall provide a medical practitioner’s statement on the third day and weekly thereafter so that the whole period of the Incapacity is certified by such statements.

10.2	If the Appointee shall be absent from his duties hereunder due to Incapacity or sickness duly certified in accordance with sub-Clause 10.1 for a continuous period of up to six months in any period of twelve (12) consecutive months he shall be paid all remuneration. Such remuneration shall be inclusive of any social welfare sickness benefit to which the Appointee is entitled by law and any such sickness or other benefits including, without limitation, permanent health insurance benefits, recoverable by the Appointee.

10.3	If the Appointee shall be absent from his duties hereunder due to Incapacity or sickness duly certified in accordance with sub-Clause 10.1 for a period in excess of a continuous period of six months then the terms of the Long Term Illness Insurance to be established by the Company or GCAL shall apply as set out in sub Clause 7.12.

10.4	If the Incapacity or sickness shall be or appear to be occasioned by actionable negligence of a third party in respect of which damages are or may be recoverable the Appointee shall immediately notify the Board of the fact and of any claim, compromise, settlement or judgment made or awarded in connection with it and shall give to the Board all particulars the Board may reasonably require and shall (if so required by the Board) refund to the Company such part of any damages recovered relating to loss of earnings for the period of absence by reason of Incapacity or sickness as the Board may reasonably determine, provided that:

(a)	the amount to be refunded shall not exceed either the amount of the damages or compensation recovered by the Appointee less any costs borne by him in connection with such recovery or the total remuneration paid to the Appointee by way of salary in respect of the period of the Incapacity;

(b)	in the event of partial recovery by the Appointee under any such claim, compensation, settlement or judgment, recovery in respect of loss of remuneration shall be deemed to be made after recovery in respect of any other head of claim.

10.5	At any time during the Term, the Appointee shall at the request and expense of the Company permit himself to be examined by a registered medical practitioner to be selected by the Company and shall authorise such medical practitioner to disclose to and discuss with the Company’s medical adviser the results of such examination and any matters which arise from it in order that the Company’s medical adviser may notify the Company of any matters which, in the medical adviser’s opinion, might hinder or prevent the Appointee (if during a period of Incapacity or sickness) from returning to work for any period or (in other circumstances) from properly performing any duties of his appointment at any time.

11	Termination

11.1	The employment of the Appointee may be terminated by the Company without notice or payment in lieu of notice:

(a)	if the Appointee is guilty of any serious default or gross or scandalous misconduct in connection with or affecting the business of the Company or any Group Company to which he is required by this Agreement to render services; or

(b)	commits any act of gross misconduct or is guilty of any conduct which may in the opinion of the Board, bring the Company or any Group Company into disrepute or is calculated or likely to prejudicially affect the interests of the Company or any Group Company, whether or not the conduct occurs during or in the context of the Appointee’s employment; or

(c)	in the event of any serious or repeated breach or non-observance by the Appointee of any of the stipulations contained in this Agreement provided that, in the case of a serious remediable breach, notice of the breach has been given by the Company to the Appointee and the breach remains unremedied for a period of ten (10) working days thereafter and, in the case of a repeated breach, a prior warning has been given by the Company to the Appointee that a repeat of the breach or non-observance will give rise to summary termination hereunder; or

(d)	if the Appointee has an interim receiving order made against him, becomes bankrupt or makes any composition or enters into any deed of arrangement with his creditors; or

(e)	if the Appointee is convicted of any arrestable criminal offence for which a custodial sentence may be imposed (other than an offence under road traffic legislation for which a fine or non-custodial penalty is imposed); or

(f)	if the Appointee is disqualified from holding office in another employer in which he is concerned or interested because of wrongful or fraudulent trading; or

(g)	if the Appointee shall become of unsound mind or becomes a patient under any legislation relating to mental health; or

(h)	if the Appointee is convicted of an offence under Part V of the Companies Act, 1990 or under any other present or future statutory enactment or regulations relating to insider dealings.

11.2	The Company may terminate this Agreement at any time by not less than twenty four (24) months’ prior notice given to the Appointee.

11.3	The Appointee may terminate this Agreement at any time by not less than six (6) months’ prior notice given to the Company.

11.4	On serving notice for any reason to terminate this Agreement or at any time during the currency of such notice, the Company may elect (but shall not be obliged) to terminate this Agreement forthwith by paying to the Appointee his remuneration (at the rate at that time payable under Clause 7 above) for the unexpired period of his entitlement to notice in accordance with this Clause 11.

11.5	The Company shall be entitled for the whole or any part of any period of notice of termination given by the Company or by the Appointee or upon the Appointee having indicated a settled intention to give such notice to require that the Appointee perform part only of his duties or such duties as it may reasonably require and no others or no duties whatsoever, in which case:

(a)	the Appointee shall not enter upon the premises of the Company or any Group Company or communicate in any way with the employees, customers and suppliers of the Company or any Group company;

(b)	the Appointee shall not enter into any contract or arrangement for or on behalf of the Company or any Group Company;

(c)	the Appointee shall not be employed by or provide services to any competing business;

(d)	the Appointee shall resign from any other offices in the Company or any Group Company forthwith;

(e)	the Company shall be entitled to inform the Company’s employees and any other person that the Appointee has been dismissed/resigned;

provided that throughout any such period the Appointee’s remuneration and contractual benefits shall not cease to be payable by reason thereof.

11.6	Upon termination of this Agreement in accordance with this Clause 11 howsoever arising, the Appointee shall forthwith upon the request of the Company, resign without any additional claim for compensation from all offices held in the Company or any Group Company and should he fail to do so the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign and do any documents or thing necessary or requisite to give effect thereto, provided always that any actions under this Clause are not prejudicial to the legal rights of the Appointee.

12	Confidentiality and Inventions Assignment

The parties hereto acknowledge that the Confidential Information and Invention Assignment Agreement dated 29 September 2010 executed by the Appointee shall remain in full force and effect.

13	Post-Termination Provisions

13.1	The Appointee acknowledges that the Company and the Group Companies are engaged in a highly competitive business and that, by virtue of the position in which he is employed by the Company or any of its Group Companies, his engaging in or working for or with any Competitive Business or any business which may be directly or indirectly competitive with the Businesses will cause the Company and the Group Companies great and irreparable harm.

13.2	Accordingly, the Appointee covenants and agrees that he shall not, directly or indirectly within the Restricted Area for a period of twelve (12) months after the Termination Date (less any period of garden leave which is served under the terms of sub Clause 11.4 above), without the prior written consent of the Board, engage, whether as director, officer, employee, consultant, partner, principal, agent or otherwise, or participate or be concerned or interested in any Competitive Business or activity of a similar nature to or, wholly or partly, in competition with any of the Businesses or engage in preparations for any activity prohibited by this Clause 13.2.

13.3	The parties hereto agree that the foregoing provisions of this Clause shall not prevent the Appointee’s ownership of equity securities of GCAL in accordance with the terms of the GCAL Share Option Plan or passive ownership of one percent (1%) or less of the equity securities of any publicly traded company.

14	Acknowledgement of the Appointee

The Appointee hereby acknowledges that he considers the restrictions and agreements set out in Clause 13 to be fair, reasonable and necessary for the protection of the legitimate commercial interests of the Company and each of the Group Companies, that the Company and the Group Companies could suffer irreparable harm in the event of any actual or threatened breach by the Appointee of any of the provisions of Clause 13 of this Agreement and the payment of money alone may not cover the harm the breach could cause. The Company or any Group Company may therefore enter into a restraining order, preliminary injunction or other court order to enforce Clause 13 and the Appointee expressly waives any security that might otherwise be required in connection with such relief. The Appointee also agrees that any request for such relief by the Company or any of the Group Companies shall be in addition and without prejudice to any claim for monetary damages which the Company or any of the Group Companies might elect to assert.

15	Notices

15.1	Any notice required or permitted to be given under this Agreement shall be given in writing delivered personally or sent by first class post pre-paid recorded delivery (air mail if overseas) to the party due to receive such notice at, in the case of the Company, its head office address from time to time as per sub-Clause 15.3 and, in the case of the Appointee, his address as set out in sub-Clause 15.4 (or such address as notified to the Company or Appointee in accordance with this Clause).

15.2	Any notice delivered personally shall be deemed to be received when delivered to the address provided in accordance with sub-Clause 15.3 and 15.4, and any notice sent by prepaid recorded delivery post shall be deemed (in the absence of evidence of earlier receipt) to be received two days after posting (six days if sent by air mail) and in proving the time of despatch it shall be sufficient to show that the envelope containing such notice was properly addressed, stamped and posted.

15.3	GC Aesthetics Management Limited, Suite 601, Q House, Furze Road, Sandyford, Dublin 18.

15.4	Barry Hatt, 6 Park Lane, Sandymount, Dublin 4, Ireland.

16	Disclosures

16.1	Any disclosure required to be made by the Appointee to the Company shall be made in writing delivered personally or sent by first class post pre-paid recorded delivery to the Company’s address:

GC Aesthetics Management Limited

Suite 601, Q House, Furze Road, Sandyford, Dublin 18, Ireland.

17	Miscellaneous

17.1	This Agreement contains the entire and only agreement and will govern the relationship between the Company and the Appointee from the Effective Date in substitution for all previous agreements and arrangements whether written, oral or implied between the Company and the Appointee relating to the services of the Appointee all of which agreements and arrangements shall be deemed to have been terminated by mutual consent with effect from the Effective Date. The Appointee and the Company acknowledge that in entering into this Agreement neither has relied on any representation or undertaking by the other whether oral or in writing save as expressly incorporated herein.

17.2	The expiration or termination of this Agreement howsoever arising shall not operate to affect such of the provisions of this Agreement as are expressed to operate or have effect after then and shall be without prejudice to any accrued rights or remedies of the parties.

17.3	None of the terms of this Agreement may be amended, modified or altered except by a written agreement signed by the Appointee and the Company.

17.4	Neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Appointee. This Agreement and the rights and obligations of the Company hereunder shall be assignable by the Company.

17.5	The finding of a court of competent jurisdiction that any provision of this Agreement is illegal, invalid or unenforceable shall not render any other provision of this Agreement illegal, invalid or unenforceable. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

17.6	This Agreement shall be binding upon and inure to the benefit of the heirs, executors, personal representatives, administrators or other legal representatives of the Appointee. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

17.7	The rights granted to the Company hereunder extend to each of the Group Companies and the undertakings given by the Appointee hereunder are given for the benefit of the Company and each of the Group Companies. Accordingly, the Appointee hereby acknowledges and agrees that the rights of the Company and the undertakings given by him hereunder shall be enforceable either by the Company and/or by all or any of the Group Companies.

17.8	The failure of either party at any time to enforce any of the terms, covenants or conditions of this Agreement or to exercise any right hereunder shall not constitute a waiver of the same or affect that party’s right thereafter to enforce the same

17.9	No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the prior written consent of the party against whom the waiver is claimed and any waiver of any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach, whether of the same or any other term, covenant, condition or breach.

17.10	The Appointee hereby confirms and acknowledges that prior to signing this Agreement he has had the full opportunity to consult with legal and other professional advisers of his choice as to the meaning of this Agreement and the rights and obligations which he has under this Agreement and he has a full understanding of the same.

17.11	Each of the parties hereby acknowledges that he or it and his or its legal advisers has reviewed and revised or had an opportunity to review and revise this Agreement and the normal rules of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

17.12	The rights and remedies granted hereunder are in addition to, and not in lieu of, any rights or remedies which the Appointee, the Company and/or any Group Company may have in law or in equity.

17.13	The validity construction and performance of this Agreement shall be governed by the laws of the Ireland and all disputes, claims or proceedings between the parties in relation thereto shall be subject to the exclusive jurisdiction of the Irish Courts to which the parties irrevocably submit.

In Witness whereof this Agreement has been entered into the day and year first above written,

Signed for and on behalf of GC Aesthetics Management Limited by Kenneth Pearce in the presence of: Paula Higgins	) ) ) ) ) )	/s/ Kenneth Pearce Director
Witness’ Signature /s/ Paula Higgins	) )
Address 601 Q House Furze RD D 18 Occupation Accountant	) )

Signed by Barry Hatt In the presence of: Paula Higgins	) ) ) )	/s/ Barry Hatt Barry Hatt
Witness’ Signature /s/ Paula Higgins	) )
Address 601 Q House Furze RD D 18 Occupation Accountant	) )